UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2006

SRA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31334	54-1360804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Fair Lakes Court Fairfax, Virginia	22033
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (703) 803-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8. OTHER EVENTS

ITEM 8.01. Other Events.

SRA International, Inc. announced that it has entered into a definitive Stock Purchase Agreement (the “Agreement”), dated as of October 4, 2006, to acquire all of the outstanding stock of RABA Technologies, LLC (“RABA”) in an all cash transaction. The parties to the Agreement intend to close the transaction after satisfaction of all the conditions to closing contained in the Agreement, including the expiration or termination of the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder. Closing is expected within approximately one month.

RABA is a privately-held provider of high-end technical services to the national security and intelligence communities. RABA is a recognized leader in software development, systems integration and operational support. Founded in 1994 and headquartered in Columbia, MD, RABA employs approximately 200 experts in mathematics, software and electrical engineering, high-performance computing infrastructure, storage management, disaster recovery, information security, Web development and interactive technologies. The company generated revenue of approximately $60 million during the previous twelve months.

A copy of the press release, dated October 4, 2006, announcing the signing of the Agreement is attached hereto as Exhibit 99.1.

SECTION 9. FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Exhibit
99.1	Press Release dated October 4, 2006, announcing the signing of a definitive agreement to acquire RABA Technologies, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRA INTERNATIONAL, INC.

/s/ MELISSA A. BURGUM
Date: October 6, 2006	Melissa A. Burgum
Vice President, Corporate Controller